EXHIBIT 10.4

Form of

Terms and Conditions

Restricted Stock Unit Grant

You have received an Award of Restricted Stock Units (the “Units”) under the [Monsanto Company Long-Term Incentive Plan][Monsanto Company 2005 Long-Term Incentive Plan] (the “Plan”). The Grant Date and the number of Units initially covered by this Award (the “Initial Number of Units”) are set forth in the document you have received entitled “Restricted Stock Units Statement.” The maximum number of Units that you may receive under this Award (the “Maximum Number of Units”) is two times the Initial Number of Units. The Restricted Stock Units Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.

1.            Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Stock Units Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.

2.            Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Restricted Stock Units Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a Dividend Equivalent Payment with respect to the Units (if any) that vest pursuant to this Award, subject to withholding pursuant to paragraph 6 below. “Dividend Equivalents” means cash in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the Nondeferred Settlement Date (as defined below) for the Units, of a number of Shares equal to the number of Units that vest under this Award. Dividend Equivalents shall be paid to you in cash on the Nondeferred Settlement Date. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares. The “Nondeferred Settlement Date” means (a) as to Units to which a valid Deferral Election (as defined below) is not made, the date on which the Units are settled by delivery of shares pursuant to Section 4(a) or Section 5 below, and (b) as to Units for which a valid Deferral Election is made, the date on which the Units would have been settled by delivery of shares pursuant to Section 4(a) or Section 5 below, if such Deferral Election had not been made.

3.           Vesting of Units. (a) 162(m) Performance Goal. In order to vest in the Maximum Number of Units or any lesser number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, 2009). The “162(m) Performance Goal” is that the Company’s Net Income, as defined in the next sentence, must exceed zero for the period September 1, 2007 through August 31, 2009. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development write-offs on acquisitions, (IV) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (V) unbudgeted business sales and divestitures; and (VI) the cumulative effects of changes in accounting methodology made after August 31, 2007.

(b)         EPS and Cash Flow Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years 2008 and 2009 as compared to the goals set forth in Exhibit A hereto. Not later than November 15, 2009, the Committee will determine the extent to which the Goals have been met and the number of Units eligible for vesting under this Award and the number of Units to be forfeited, as follows.

Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.

Above Threshold-Level/Below Target Performance: For each Goal as to which performance is above threshold level but below target level, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 50% and 100%, based on the relationship between actual performance and target-level performance for that Goal.

Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall be eligible for vesting.

Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 100% and 200%, based on the relationship between actual performance and target-level performance for that Goal.

(c) Number of Units; Effect of Forfeiture. From the Grant Date through November 14, 2009, the number of Units subject to this Award shall be the Initial Number of Units. If the 162(m) Performance Goal is not met, or if neither of the Goals is met at the threshold level or above, all Units under this Award will be forfeited as of November 15, 2009. Otherwise, the number of Units subject to this Award from November 15, 2009 through August 31, 2010 shall be the number of Units (if any) that are eligible for vesting after application of the foregoing and those Units will vest effective as of August 31, 2010, except as otherwise provided below.

(d) Effect of Termination of Service. If you incur a Termination of Service before August 31, 2009 as a result of a Termination without Cause or your Retirement, Disability or death, then effective as of August 31, 2009, a number of Units shall vest, equal to (i) the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above, times (ii) a fraction, the numerator of which is the number of days from September 1, 2007 through your date of termination, and the denominator of which is 730. If your employment terminates after August 31, 2009 and before August 31, 2010 as a result of a Termination without Cause or your Retirement, Disability or death, effective as of August 31, 2009, a number of Units subject to this Award shall vest, equal to the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above. If your employment terminates before August 31, 2010 for any other reason, all Units subject to this Award shall be forfeited as of the date of your termination.

4.            Delivery of Shares. (a) Vested Units. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award, subject to withholding as provided in paragraph 6 below. Such delivery shall take place immediately after August 31, 2010, unless and to the extent a valid Deferral Election (as defined below) applies; provided, however, that in the event of your Termination of Service pursuant to Section 3(d) above, other than as a result of your death or “disability” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that you are considered a Key Employee at such time (for purposes of this Agreement, “Key Employee” shall be defined as such term is defined under Section 416(i) of the Code), such delivery shall take place on the later of (i) August 31, 2010 or (ii) six months after your Termination of Service. During any period from September 1, 2010 until such delivery occurs, for purposes of your entitlement to Dividend Equivalents with respect to this Award, the number of Units subject to this Award on any given date shall be the number of such Units that have vested but with respect to which no such delivery has yet occurred as of that date.

(b) Deferral Elections. You shall be permitted to elect to defer delivery of Shares with respect to the Units (if any) that vest pursuant to this Award, in accordance with the rules set forth below and any rules and procedures that may hereafter be adopted by the Committee or its delegee (but in no event may you elect to defer the payment of any Dividend Equivalents hereunder). Such elections (“Deferral Elections”) must be made no later than August 31, 2008, and will be irrevocable once made; provided, that any Deferral Elections that you may have made shall become null and void upon your Termination of Service for any reason on or before August 31, 2010. You may make a Retirement Election, a Date Certain Election, or both. A “Retirement Election” means a Deferral Election pursuant to which the vested Units to which it relates will be settled by delivery of a number of Shares equal to the number of such vested Units, either in a lump sum or in monthly installments over a period of up to ten (10) years, with such lump sum or the first such installment to be delivered during the January next following the date of your Retirement or any subsequent January; provided, however, that to the extent that you are considered a Key Employee at the time of your Retirement, and your Retirement does not result from your death or “disability” within the meaning of Section 409A(a)(2)(C) of the Code, such delivery shall in no event take place earlier than six months after your Retirement. A “Date Certain Election” means a Deferral Election pursuant to which the vested Units to which it relates will be settled by delivery of a number of Shares equal to the number of such vested Units, in a lump sum as soon as reasonably practicable following a specified date (the applicable “Date Certain”), which must be later than August 31, 2010.

(c)          Settlement of Deferred Units. Any of your vested Units as to which a Date Certain Election is in effect shall be settled in accordance with such Date Certain Election, unless your Termination of Service occurs before the applicable Date Certain; provided, however, that to the extent that you are considered a Key Employee at the time of your Termination of Service, and your Termination of Service does not result from your death or “disability” within the meaning of Section 409A(a)(2)(C) of the Code, such delivery shall in no event take place earlier than six months after your Termination of Service. Upon your Retirement after August 31, 2010, any portion of your vested Units as to which a Retirement Election is in effect shall be paid in accordance with that Retirement Election, and the remaining balance (if any) of your vested Units shall be settled by delivery of Shares in a single lump sum immediately thereafter; provided, however, that to the extent that you are considered a Key Employee at the time of your Retirement, and your Retirement does not result from your death or “disability” within the meaning of Section 409A(a)(2)(C) of the Code, such delivery shall in no event take place earlier than six months after your Retirement. Upon your Termination of Service after August 31, 2009 for any reason other than a Retirement, any remaining vested Units that have not yet been settled (whether subject to a Retirement Election or a Date Certain Election) shall be settled by delivery of Shares in a single lump sum immediately thereafter; provided, however, that to the extent that you are considered a Key Employee at the time of your Termination of Service, and your Termination of Services does not result from your death or “disability” within the meaning of Section 409A(a)(2)(C) of the Code, such delivery shall in no event take place earlier than six months after your Termination of Service.

(d)          Hardship Withdrawals. Upon your written request or that of your legal representative, the Committee may (but shall not be required to) settle all or a portion of your deferred vested Units by delivery of Shares on a date after August 31, 2010 but before the date otherwise provided by the applicable Deferral Election, to the extent the Committee determines to be necessary to alleviate a severe unforeseeable financial hardship to you as a result of the illness or accidental injury of you, your spouse, or one of your dependents as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), a casualty loss of property not fully covered by insurance, or other similar financial hardship caused by extraordinary and unforeseeable circumstances beyond your control, provided that such circumstances constitute in each case an “unforeseeable emergency” as defined under Section 409A of the Code; provided, however, that the amounts distributed to you pursuant to subclause (i) above shall not exceed the amounts that may be distributed, if any, without the imposition of the excise tax provisions of Section 409A of the Code to such distribution.

(e)          Fractional Shares. Whenever any Units are to be settled in installments, the number of Units in any given installment shall be rounded to the nearest whole number to avoid a requirement to deliver a fractional share.

5.            Change of Control. Upon the occurrence of a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, notwithstanding any other provision of this Award Certificate other than paragraph 6, the number of Units subject to this Award (subject to paragraph 6 below) shall vest in full and, except as provided below, shall promptly be settled by delivery of Shares to you in a single lump sum. For this purpose, (a) the number of Units subject to this Award shall be determined pursuant to paragraph 3(c) above as of the date of such Change of Control, except that if the date of the Change of Control is after August 31, 2009 and before November 15, 2009, the adjustments to the number of Units pursuant to paragraphs 3(a) and (b) shall apply effective as of the date of such Change of Control, and (b) if you have had a Termination of Service before the date of such Change of Control, the provisions of paragraph 3(d) shall also apply.

6.            Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive Dividend Equivalents and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with the payment of those Dividend Equivalents or the delivery of those Shares. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes. While the Company reserves the right to modify the methods of tax withholding that it deems acceptable, as of the time that this Award Certificate is being delivered to you, such tax withholding may be satisfied by (i) cash or check, (ii) delivery of previously owned Shares, or (iii) withholding by the Company of Shares that would otherwise be delivered to you in settlement of such Units. No more than the minimum required withholding will be permitted under clauses (ii) and/or (iii) of the preceding sentence. If any taxes are required to be withheld at a date earlier than when the Units are to be settled (other than with respect to the payment of Dividend Equivalents in cash), then notwithstanding any other provision of this Award Certificate, the Company may (i) satisfy such obligation by causing the forfeiture a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with you for such withholding as may be satisfactory to the Company in its sole discretion.

7.            No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

8.            Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

9.            Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.

10.         Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the Units. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.